EXHIBIT 11.1

                           OPHTHALMIC IMAGING SYSTEMS
                        CALCULATION OF NET LOSS PER SHARE


The following table sets forth the calculation of basic and diluted loss per share:

                                                          1998        1997
                                                       ============ ==========

Numerator for basic and diluted net loss per share  $ (2,735,019) $ (2,110,554)
                                                       ============ ==========

Denominator for basic net loss per share:
  Weighted average shares                              4,030,428     3,784,332

Effect of dilutive securities (1):
  Employee stock options                                      --            --
  Warrants and other                                          --            --
                                                     ------------   -----------
Dilutive potential common shares                              --            --
                                                     =============  ===========
          Denominator for diluted net loss per share   4,030,428     3,784,332
                                                     =============  ===========

          Basic net loss per share                       $ (0.68)      $ (0.59)
                                                     =============  ===========
          Diluted net loss per share                     $ (0.68)      $ (0.59)
                                                     =============  ===========

(1) No amounts are included, as amounts are anti-dilutive.